UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2011

PennyMac Mortgage Investment Trust

(Exact Name of Registrant as Specified in Charter)

Maryland	001-34416	27-0186273
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

27001 Agoura Road, Calabasas, California	91301
(Address of Principal Executive Offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 28, 2011, PennyMac Mortgage Investment Trust (the “Company”) entered into a $40 million master loan and security agreement with Wells Fargo Bank, National Association (“Wells”), pursuant to which one of the Company’s wholly-owned subsidiaries, PCNPL Trust (the “Subsidiary”), may pledge eligible nonperforming mortgage loans to secure borrowings from Wells (the “NPL Facility”).  The NPL Facility is committed for a period of 364 days and guaranteed in part by the Company.  The pledged mortgage loans are serviced by PennyMac Loan Services, LLC (“PLS”).

The principal amount of each borrowing under the NPL Facility is based upon a percentage of the market value of the related mortgage loan(s) pledged as collateral.  Upon the Company’s repayment of a borrowing, the Company is required to repay Wells the principal amount of such borrowing plus accrued interest (at a rate reflective of the current market and based on LIBOR plus a margin) to the date of such repayment.  The Company is also required to pay Wells a fee for the structuring of the NPL Facility, as well as certain other administrative costs and expenses in connection with Wells’ structuring, management and ongoing administration of the NPL Facility.

Under the terms of the related limited guaranty, the Company is required to maintain various financial and other covenants, which include maintaining (i) a minimum tangible net worth of $400 million, plus 75% of the aggregate net proceeds received by the Company in connection with future equity issuances, (ii) a minimum liquidity equal to $10 million of unrestricted cash and cash equivalents among the Company and/or its subsidiaries, and (iii) a maximum ratio of total liabilities to tangible net worth of less than 3:1.  The NPL Facility also requires PLS to maintain certain financial covenants.

The NPL Facility contains provisions that provide Wells with certain rights where there has been a decline in the market value of the pledged mortgage loans that comprise the borrowing base.  Under these circumstances, Wells may require the Subsidiary to transfer cash in an amount sufficient to eliminate any borrowing base deficiency resulting from such a decline.

The NPL Facility also contains events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, servicer termination events, guarantor defaults, bankruptcy or insolvency proceedings and other events of default customary for this type of transaction.  The remedies for such events of default are also customary for this type of transaction and include the acceleration of the principal amount outstanding under the NPL Facility and the liquidation by Wells of the pledged mortgage loans then securing the borrowings.

The foregoing description of the NPL Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the master loan and security agreement and the Company’s limited guaranty, which have been filed with this Current Report on Form 8-K as Exhibits 1.1 and 1.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Master Loan and Security Agreement, dated as of September 28, 2011, by and between PCNPL Trust and Wells Fargo Bank, National Association
1.2	Limited Guaranty Agreement, dated as of September 28, 2011, of PennyMac Mortgage Investment Trust in favor of Wells Fargo Bank, National Association

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: October 4, 2011	/s/ Anne D. McCallion
Anne D. McCallion
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Master Loan and Security Agreement, dated as of September 28, 2011, by and between PCNPL Trust and Wells Fargo Bank, National Association
1.2	Limited Guaranty Agreement, dated as of September 28, 2011, of PennyMac Mortgage Investment Trust in favor of Wells Fargo Bank, National Association